Exhibit 21.1

AXIS CAPITAL HOLDING LIMITED

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Jurisdiction of Incorporation
AXIS Specialty Limited	Bermuda

AXIS Specialty U.S. Services, Inc.	Delaware

AXIS Specialty Global Holdings Limited	Ireland

AXIS Specialty U.S. Holdings, Inc.	Delaware

AXIS Surplus Insurance Company	Illinois

AXIS Reinsurance Company	New York

AXIS Specialty Insurance Company	Connecticut

AXIS Insurance Company	Illinois

Combined Specialty Group, Inc.	Delaware

AXIS Specialty Holdings Ireland Limited	Ireland

AXIS Re Limited	Ireland

AXIS Specialty Europe Limited	Ireland

AXIS Specialty UK Holdings Limited	United Kingdom